Exhibit 10.2

STATE OF CALIFORNIA

DEPARTMENT OF FINANCIAL INSTITUTIONS

In the Matter of	)
)
PACIFIC MERCANTILE BANK,	)	FINAL ORDER
Respondent	)	(Financial Code Section 1913)
)
)

Pursuant to Section 1913 of the Financial Code, the Commissioner of Financial Institutions of the State of California (the “Commissioner”) orders that:

1.	Within 60 days of this Order, the board of directors of Pacific Mercantile Bank (“Respondent”) shall submit to the Commissioner a written plan to strengthen board oversight of the management and operations of Respondent. The plan shall, at a minimum, address, consider, and include:

(a)	The actions that the board of directors will take to improve Respondent’s condition and maintain effective control over Respondent’s senior management and major operations and activities, including but not limited to concentrations of credit, appraisal review, asset quality, allowance for loan and lease losses (“ALLL”), capital, liquidity, earnings, and the residential loan program; and

(b)	Measures designed to ensure that Respondent’s management complies with approved policy guidelines; and

(c)	A description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of Respondent, including information on Respondent’s adversely classified assets, credit concentrations, ALLL, capital, earnings, liquidity and the residential loan program.

(d)	an assessment of the operation, risk management, controls profitability, and future prospects of the residential loan program: and

2.	Within 60 days of this Order, Respondent shall submit to the Commissioner an acceptable written plan to strengthen Respondent’s credit risk management practices. The plan shall, at a minimum, include:

(a)	Periodic review and revision of risk exposure limits to address changes in market conditions;

(b)	strategies to minimize credit losses and reduce the level of problem assets; and

(c)	procedures to monitor, manage, and limit concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1); and

(d)	the identification of risks, mitigation measures, and internal controls for the residential mortgage program.

3.	Within 60 days of this Order, Respondent shall submit to the Commissioner an acceptable revised credit administration program that shall, at a minimum, address, consider, and include standards to ensure timely and accurate identification of individual problem credits and recognition of losses.

4.

Respondent shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to Respondent in any manner on any extension of credit or portion thereof that has been charged off by Respondent or classified, in whole or in part, “loss”, “doubtful” or “substandard” in the report of examination of Respondent conducted by the Federal Reserve Bank of San Francisco and the Department of Financial Institutions that commenced on February 22, 2010 (“Report of Examination”) or in any subsequent report of examination, without the prior approval of Respondent’s board of directors or Respondent’s loan committee. The board of directors or loan committee shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect Respondent’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with Respondent’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair Respondent’s interest in obtaining repayment of the already outstanding credit, and the board of directors or loan committee reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors or loan committee meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by Respondent in the borrower’s credit file for subsequent supervisory review. For purposes of this Order, the term “related interest” is defined as set forth in Section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 215.2(n)).

5. (a)	Within 60 days of this Order, Respondent shall submit to the Commissioner an acceptable written plan designed to improve Respondent’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $3,000,000, including Other Real Estate Owned (“OREO”), that (i) is past due as to principal or interest more than 90 days as of the date of this Order; (ii) is on Respondent’s problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, Respondent shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve Respondent’s collateral position.

(b)	Within 60 days of the date that any additional loan or other asset in excess of $3,000,000, including OREO, becomes past due as to principal or interest for more than 90 days, is added to Respondent’s problem loan list, or is adversely classified in any subsequent report of examination, Respondent shall submit to the Commissioner an acceptable written plan to improve Respondent’s position on such loan or asset.

(c)	Within 30 days after the end of each calendar quarter thereafter, Respondent shall submit, with respect to any such loan or other asset in excess of $3,000,000, including OREO, a written progress report to the Commissioner to update its asset improvement plan with respect thereto, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of Respondent’s current problem loan list, a list of all renewals and extensions of any such loans without full collection of interest in the last quarter, and past due/non-accrual report. The board of directors shall review the progress reports before submission or, if that is not practicable due to timing constraints, at its first meeting after submission to the Commissioner and shall document the review in the minutes of the board of directors’ meetings.

6. (a)	Within 10 days of this Order, Respondent shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter Respondent shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets or portion of such assets classified “loss” in such report unless otherwise approved in writing by the Commissioner.

(b)	Respondent shall maintain a sound process for determining, documenting, and recording an adequate ALLL in accordance with regulatory reporting instructions and relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17).

(c)

Within 60 days of this Order, Respondent shall submit to the Commissioner an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by Respondent in determining the adequacy of the ALLL. During the term of this Order, Respondent shall submit to the Commissioner within 60 days after the first Board of Directors’ meeting held after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

7. (a)	By January 31, 2011, Respondent shall increase its adjusted tangible shareholder’s equity by such amount as may be necessary to make its adjusted tangible shareholder’s equity equal to at least 9.0 percent of tangible total assets; provided, however, that Respondent may not, as a means of meeting the foregoing capital requirement, reduce its tangible total assets by more than fifteen percent (15%) from the total amount of its tangible total assets at June 30, 2010. Respondent shall thereafter maintain tangible shareholder’s equity in such an amount as to equal or exceed 9.0 percent of Respondent’s tangible total assets during the life of this Order.

(b)	The level of tangible shareholder’s equity to be maintained during the life of this Order shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Commissioner, as determined at subsequent examinations and/or visitations.

(c)	For purposes of this Paragraph 7:

(i)	“adjusted tangible shareholders’ equity” shall mean the Respondent’s total shareholders’ equity, less all of its intangible assets, on the date of such determination; and

(ii)	“tangible total assets” shall mean Respondent’s total assets, less Respondent’s intangible assets, on the date of such determination.

(iii)	The determinations of shareholders’ equity and total assets shall be made in accordance with generally accepted accounting principles as in effect in the United States (“GAAP”).

8.	Respondent shall notify the Commissioner, in writing, no more than 30 days after the end of any quarter in which any of Bancorp’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimal ratios. Together with the notification, Bancorp and the Bank shall submit an acceptable written plan that details the steps Bancorp or the Bank, as appropriate, will take to increase Bancorp’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

9.	Within 90 days of this Order, Respondent shall submit to the Commissioner an acceptable revised written contingency funding plan that, at a minimum, includes adverse scenario planning and identifies and quantifies available sources of liquidity for each scenario.

10. (a)	Within 90 days of this Order, Respondent shall submit to the Commissioner a strategic plan to improve Respondent’s earnings and a budget for calendar year 2011. The plan and budget shall include, but not be limited to:

(i)	Identification of the major areas where, and means by which, the board of directors will seek to improve Respondent’s operating performance;

(ii)	A realistic and comprehensive budget for calendar year 2011, including income statement and balance sheet projections; and

(iii)	A description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)	During the life of this Order, a strategic plan and budget for each calendar year subsequent to 2011 shall be submitted to the Commissioner at least 30 days prior to the beginning of that calendar year.

11.	Respondent shall not declare or pay any dividends without the prior written approval of the Commissioner.

12. (a)	In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Respondent shall comply with the notice provisions of Section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.). Respondent shall not appoint any individual to Respondent’s board of directors or employ or change the responsibilities of any individual as a senior executive officer if the Commissioner notifies Respondent of disapproval within the time limits prescribed by Subpart H of Regulation Y.

(b)	Respondent shall comply with the restrictions on indemnification and severance payments of Section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s Regulations (12 C.F.R. Part 359).

13.	During the life of this Order, Respondent shall not establish any new branches or other offices of the Bank without the prior written consent of the Commissioner.

14.	Within 30 days after the end of each calendar quarter following the date of this Order, Respondent shall submit to the Commissioner written progress reports detailing the form and manner of all actions taken to secure compliance with this Order and the results thereof.

15. (a)	Respondent shall submit written plans, policies and programs acceptable to the Commissioner as required by Paragraphs 1, 2, 3, 5, 6, 7, 8, 9, 10, 11, and 14 of this Order within the applicable time periods set forth therein.

(b)	At the first meeting of Respondent’s Board of Directors held after the approval by the Commissioner, Respondent shall adopt the approved plans, policies and program. Upon adoption, Respondent shall promptly implement the approved plans, policies and program, and thereafter fully comply with them in all material respects.

(c)	During the term of this Order, the approved plans, policies and program shall not be amended or rescinded without the prior written approval of the Commissioner.

16.	Notwithstanding any provision of this Order, the Commissioner, may, in its sole discretion, grant written extensions of time to Respondent to comply with any provision of this Order.

17.	Each provision of this Order shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Commissioner.

18.	The provisions of this Order shall not bar, estop, or otherwise prevent the Commissioner from taking any other action affecting Respondent, or any of its current or former institution-affiliated parties and their successors and assigns.

19.	This Order is effective immediately. Violation of any provision of this Order will be deemed to be conducting business in an unsafe manner, and will subject Respondent to further regulatory enforcement action. The Commissioner reserves the right to amend or rescind this Order in whole or in part.

Date: August 31, 2010

SCOTT CAMERON

Chief Examiner